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EXHIBIT 10(iii)

                         AMENDMENT TO AND RESTATEMENT OF
                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------




     This AGREEMENT, dated as of July 1, 1996, is by and between KURT WIEDENHAUPT, residing at 280 Carnoustie Road, East Aurora, New York 14052 (the "Executive") and AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation with its principal office at 2777 Walden Avenue, Buffalo, New York 14225 (the "Company").

                                R E C I T A L S :
                                - - - - - - - - -

     WHEREAS, the Executive and the Company are parties to an Executive Employment Agreement (the "Former Employment Agreement") whereby the Executive has been retained by the Company as its President and Chief Executive Officer since July 1, 1992; and

     WHEREAS, the Executive and the Company have entered into a Change in Control Agreement dated as of July 1, 1996 (the "Change in Control Agreement") whereby the Company has agreed to pay certain severance benefits to the Executive under certain conditions defined in that agreement; and

     WHEREAS, the Executive and the Company desire to amend the Former Employment Agreement to delete the provisions in that agreement which are either duplicative of or inconsistent with this Agreement, and to delete certain other provisions in the Former Employment Agreement which are no longer applicable.





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     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Company and the Executive agree as follows:

                    AMENDMENT OF FORMER EMPLOYMENT AGREEMENT

     The Executive and the Company hereby amend the Former Employment Agreement to (i) delete all references to any severance payments under that agreement related to any "change in control," (ii) delete other provisions in the Former Employment Agreement which are no longer applicable, and (iii) add certain other provisions which are helpful in updating the parties' intentions as reflected in that agreement. The Former Employment Agreement, as hereby amended, is hereby restated in its entirety, and as restated shall supersede the Former Employment Agreement in its entirety:

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

     This AGREEMENT, dated as of July 1, 1996, is by and between KURT WIEDENHAUPT (the "Executive") and AMERICAN PRECISION INDUSTRIES INC (the "Company").

     1. EMPLOYMENT.
        -----------

     The Company agrees to employ the Executive, and the Executive agrees to remain in the employ of the Company, for the period and on the other terms and conditions set forth below.



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     2. PERIOD OF EMPLOYMENT.
        ---------------------

     The period of employment under this Agreement shall continue until the close of business on June 30, 1997 (the "Period of Employment").

     3. POSITIONS AND RESPONSIBILITIES; PLACE OF PERFORMANCE.
        -----------------------------------------------------

          (a) During the Period of Employment, the Executive agrees to serve the Company and the Company agrees to employ the Executive as its President and Chief Executive Officer, as such positions are defined in the Company's By-Laws as they may be amended from time to time. The Executive also agrees to serve during all or part of the Period of Employment, as requested by the Company, as a Director of the Company and as an officer and director of any of the Company's subsidiaries or affiliates, without any compensation therefor other than that specified in this Agreement. During the Period of Employment, the Executive shall devote all of his normal work week, attention, skill and efforts to the faithful performance of his duties hereunder.

          (b) In connection with his employment hereunder, the Executive shall be based at the principal office of the Company in Buffalo, New York.

          (c) The Executive shall be subject to the terms, conditions and benefits set out in the Company's Handbook for Salaried Employees and its policies relating to its employees, as



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amended from time to time, which are not inconsistent with the terms and conditions of this Agreement.

          (d) In the event the Company's Board of Directors determines that it is in the Company's best interest that the Executive become a citizen of the United States, the Executive shall use his best efforts to apply for and obtain United States citizenship.

     4. REGULAR COMPENSATION.
        ---------------------

          (a) For the performance of his duties under this Agreement during the Period of Employment the Company shall pay the Executive a fixed annual salary of $300,000 ("Initial Annual Salary").

          (b) The Executive's Initial Annual Salary shall be reviewed annually by the Compensation Committee of the Board of Directors of the Company, subject to approval by the Company's Board of Directors, but shall not be reduced without his written consent below the Initial Annual Salary during the Period of Employment.

          (c) The Executive's salary shall be payable in accordance with the Company's customary practice for its other executives. Notwithstanding the foregoing, the Executive shall be entitled to defer the receipt of his salary and/or bonus pursuant to procedures adopted or plans maintained by the Company.



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     5. PARTICIPATION IN ECONOMIC VALUE ADDED BONUS PLAN.
        -------------------------------------------------

          The Executive shall continue to participate in the Company's Economic Value Added Bonus Plan, as the same may be in effect from time to time.

     6. PARTICIPATION IN SUPPLEMENTAL BENEFIT PLAN.
        -------------------------------------------

          The Executive shall continue to participate in the Company's Executive Supplemental Death Benefit and Retirement Plan, as the same may be in effect from time to time (the "Supplemental Plan").

     7. ADDITIONAL BENEFITS.
        --------------------

          (a) In addition to the benefits provided in paragraphs 5 and 6 above, the Executive shall be eligible to participate in and receive benefits under any incentive compensation plan or arrangement, any defined benefit retirement plan, defined contribution retirement plan, supplemental retirement plan, health and dental plan, disability plan, survivor income plan, and other employee benefit or compensation plan or arrangement (collectively, "Benefit Plans"), made available by the Company or a subsidiary or affiliate to all of its senior executives from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

          (b) The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year during the



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Period of Employment, plus all paid holidays given by the Company to its other senior executives.

          (c) The Company shall reimburse the Executive for the initiation fees and periodic dues and assessments paid by the Executive in connection with his membership in a country club and city club in the Buffalo, New York area, which clubs are approved by the Compensation Committee of the Board of Directors of the Company as suitable for Company-related entertaining and other functions.

          (d) The Company shall provide the Executive with an automobile approved by the Compensation Committee of the Board of Directors of the Company as suitable to his executive position.

          (e) The Company shall provide the Executive with disability insurance policies which shall cover 60% of his annual compensation (subject to maximum disability benefit payments imposed by the insurers) until he reaches age 65 in the event that he is totally disabled for more than 180 days. The Executive shall pay the premium applicable to the disability coverage offered by the Company to its other employees, and the Company shall pay the premium applicable to the disability coverage in excess of that coverage.

          (f) The Company shall promptly pay (or reimburse the Executive for) all reasonable expenses incurred by him in the performance of his duties hereunder, including business travel



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and entertainment expenses. The Executive shall furnish to the Company such receipts and records as the Company may require to verify the foregoing expenses.

     8. TERMINATION PRIOR TO A CHANGE IN CONTROL; SEVERANCE BENEFITS.
        -------------------------------------------------------------

          (a) Subject to the terms and conditions set forth in this paragraph 8, the Company or the Executive may terminate the employment of the Executive prior to a "change in control," as that term is defined in the Change in Control Agreement, and thereby end the Period of Employment, by giving at least thirty
(30) days' written notice to the other. The date of termination of employment shall not be more than forty-five (45) days after the date of notice. Terminations of employment after a "change in control" shall be governed by the Change in Control Agreement.

          (b) If the employment of the Executive is terminated by the Company for any reason other than (i) for "cause" or (ii) as a result of the death of the Executive, or (iii) as a result of the total "disability" of the Executive, then the Executive shall be entitled to the following benefits:

                                    A. All unpaid salary for the balance of the
                  Period of Employment, PLUS credit for any vacation earned but not taken, PLUS the amount of any bonus which has been awarded but not paid under any existing bonus plan (notwithstanding any provisions of any such plan to the contrary), PLUS an amount equal to



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                  one-sixth (1/6) of the total of the annual bonuses actually awarded to him during the three (3) years immediately preceding the year of termination, plus all benefits in which he is vested as of the date of termination under all Benefit Plans including the Supplemental Plan (notwithstanding any provisions of any such plans to the contrary), PLUS reimbursement for expenses not previously reimbursed through the date of termination. Except as set forth below, all of these payments will be paid on the dates that they would otherwise have been paid if the Executive's employment with the Company had not been terminated. At the Company's sole option, any amounts due under this subparagraph A may be paid in a lump sum rather than over a period of time, discounted at the prime rate of interest charged at that time by Marine Midland Bank, N.A.

                                    B. The Company shall maintain at its cost,
                  for the balance of the Period of Employment but not beyond the time that the Executive secures other employment, any group health insurance and group term life insurance coverage which was in effect with respect to the Executive and his family on the date of termination of the Executive's employment hereunder, to the extent that such group coverage is available



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                  following the termination of the Executive's
                  employment.

          (c) Upon the total "disability" of the Executive for a continuous period of 180 days, the Company may terminate the employment of the Executive, the term of employment shall end immediately, and the Company shall pay him his salary through the end of the month in which such termination occurs plus credit for any vacation earned but not taken and the amount of any bonus for the past year which has not been paid under any existing bonus plan together with reimbursement for expenses not previously reimbursed and the Company shall have no further obligations to the Executive under this Agreement. "Disability," as used herein, shall mean the physical or mental incapacity of the Executive which prevents him from substantially performing his duties as President and Chief Executive Officer of the Company for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

          (d) Upon the death of the Executive, the Period of Employment shall end immediately.

          (e) If the employment of the Executive is terminated by the Company for "cause," the Executive's salary (at the rate most recently determined) together with reimbursement for expenses not previously reimbursed shall be paid through the



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date of termination of employment, and the Company shall have no further obligation to the Executive under this Agreement.

          (f) "Cause" means (i) the continued failure by the Executive to perform his material responsibilities and duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct which is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance or nonfeasance of duty; provided, however, that "cause" shall not include the Executive's lack of professional qualifications. For purposes of this subparagraph 8(f), an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive's employment shall not be deemed to have been terminated for "cause" unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for "cause," (B) a reasonable opportunity, at any time during the thirty-day period after the Executive's receipt of such notice, for the Executive, together with his



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counsel, to be heard before the Board of Directors of the Company, and (C) a
Notice of Termination (as defined below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this subparagraph 8(f).

          (g) Any termination by the Company for "cause" shall be communicated by Notice of Termination to the Executive given in accordance with paragraph 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date (which date shall, except as otherwise expressly provided herein, be not more than fifteen (15) days after the giving of such notice). In the event of a termination by the Company for "cause," the Notice of Termination shall not be effective unless delivered in accordance with requirements set forth in the last sentence of subparagraph 8(f).

     9. DISCLOSURE OF INFORMATION.
        --------------------------

          (a) The Executive will not at any time use or disclose to any third party any confidential information or trade secrets relating to the business of the Company, including



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business methods and techniques, patents, copyrights, trade secrets, manufacturing know-how, research data, marketing and sales information, customer lists, vendor lists, investment strategies, compensation plans, pricing data, and any other information concerning the business of the Company, its manner of operation, its plans, or other information not disclosed to the general public or known in the industry in which the Company is engaged (hereinafter collectively referred to as "Confidential Information"), except for disclosure necessary for the Executive to perform his duties hereunder and carry on the work of the Company, or disclosure required by any law, rule, regulation or court order, or disclosure which the Executive reasonably believes would subject him or the Company to liability if not made. This covenant will survive the termination of this Agreement.

          (b) The Executive agrees to deliver promptly to the Company on termination of his employment with the Company for any reason or at any time the Company may so request all memoranda, notes, records, reports, manuals, financial reports and documents relating to Confidential Information and the Company's business which he may then possess or have under his control.

     10. COVENANT NOT TO COMPETE.
         ------------------------

          (a) The Executive will not, directly or indirectly, own, manage, operate, control, or participate in the



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ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, consultant, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that is in substantial competition with any business conducted by the Company or any of its subsidiaries or affiliates during the period of the Executive's employment with the Company or within sixty (60) days thereafter. Ownership of one percent (1%) or less of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

          (b) The Executive's covenant set forth in paragraph 10(a) shall apply
(i) during the Period of Employment, (ii) for a period of one (1) year after the end of the Period of Employment or the termination of the Executive's employment if the Executive terminates his employment other than for "good reason" following a "change in control," as such terms are defined in the Change in Control Agreement, or the Company terminates his employment for "cause," or
(iii) for a period of six (6) months after the termination of the Executive's employment by the Company for other than "cause."

     11. ENTIRE AGREEMENT.
         -----------------

          The terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations, or agreements with respect to the subject matter hereof.



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     12. NOTICE.
         -------

          Any notices given hereunder shall be in writing and shall be given by personal delivery or by certified or registered mail, return receipt requested, addressed to:


          If to the Company:

                   American Precision Industries Inc.
                   2777 Walden Avenue
                   Buffalo, New York  14225

                   Attention: Chairman of the Compensation
                              Committee of the Board of Directors


          If to the Executive:

                   Mr. Kurt Wiedenhaupt
                   280 Carnoustie Road
                   East Aurora, New York  14052


     13. EXECUTIVE ASSIGNMENT.
         ---------------------

          No interest of the Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payments or distributions hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.



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     14. WAIVER.
         -------

          No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

     15. PAYMENTS IN EVENT OF DEATH.
         ---------------------------

          Upon the death of the Executive all amounts payable hereunder to the Executive shall be paid to the person or persons designated by him as his beneficiary or beneficiaries hereunder, or if no such person is designated then to his devisee, legatee or other designee, or in their absence to his estate.

     16. APPLICABLE LAW.
         ---------------

          This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of Delaware without taking into account its laws on the conflict of law.

     17. ARBITRATION.
         ------------

          The Company and the Executive shall attempt to resolve between them any dispute which arises hereunder. If they cannot agree within ten (10) days after either party submits a demand for arbitration to the other party, then the issue shall



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be submitted to arbitration with each party having the right to appoint one (1)
arbitrator and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of 2 of the 3 arbitrators shall be final. The arbitration shall take place in Buffalo, New York. The arbitrators shall apply Delaware law.

     18. NO PAYMENTS WHILE IN DEFAULT.
         -----------------------------

          The Company shall not be required to make any payments to the Executive otherwise required under this Agreement if prior to or at the time such payment is due the Executive is in breach of his obligations under paragraphs 9 or 10 of this Agreement.

     19. DEFINITION OF AFFILIATE.
         ------------------------

          An "affiliate" of, or person "affiliated" with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     20. AMENDMENT.
         ----------

          This Agreement shall be amended only by a written document signed by each party hereto.



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     21. REDUCTION OF PARACHUTE PAYMENTS AND EXCESSIVE EMPLOYEE REMUNERATION.
         --------------------------------------------------------------------

          (a) In the event that a determination is made by the independent firm of public accountants regularly employed by the Company that (i) the Executive would, except for this paragraph 21, be subject to the excise tax provisions of
Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any successor sections thereof, as a result of a "parachute payment" (as defined in Section 280G(b)(2)(A) of the Code) made by the Company to the Executive pursuant to this Agreement or any other agreement, plan or arrangement, or (2) a federal income tax deduction would not be allowed to the Company for all or a part of such payments by reason of Section 280G(a) of the Code (or any successor provision), the payments to which the Executive would otherwise be entitled hereunder shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate "present value" (as defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times the Executive's "base amount" (as defined in Sections 280G(b)(3)(A) and 280G(d)(1) and (2) of the Code), to the end that the Executive is not subject to tax pursuant to such Section 4999 and no deduction is disallowed by reason of such
Section 280G(a). To achieve such reduction in aggregate present value, the Executive shall determine which item or items payable hereunder shall be reduced, eliminated, or postponed, the amount of each such reduction, elimination, or postponement, and the period of each postponement. The Company shall direct its



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independent public accountants to review the payments made to the Executive and shall provide to the Executive such information as is reasonably necessary for the Executive to make the determinations contemplated in this paragraph.

          (b) In the event that a determination is made by the independent firm of public accountants regularly employed by the Company that the Company would not be allowed to deduct remuneration payable to the Executive as a result of the limits imposed by Section 162(m) of the Code, or any successor sections thereof, the payments to which the Executive would otherwise be entitled hereunder shall be reduced, eliminated, or postponed in such amounts as are required to avoid the limits imposed by Section 162(m). The procedures set forth in subparagraph 21(a) to accomplish such reduction, elimination or postponement shall apply to this subparagraph 21(b).

     22. INCONSISTENT PROVISIONS.
         ------------------------

          In the event that there is any inconsistency or conflict between the terms, provisions or conditions of this Agreement and the Change in Control Agreement, the terms, provisions or conditions in the Change in Control Agreement shall control.



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     IN WITNESS WHEREOF, the parties have executed this Amendment to and
Restatement of Executive Employment Agreement on the dates set opposite their signatures below.


                                            THE EXECUTIVE:



Dated:            October 4, 1996           /s/ KURT WIEDENHAUPT
                                            ---------------------------------
                                            KURT WIEDENHAUPT


                                            AMERICAN PRECISION INDUSTRIES INC.




Dated:            October 4, 1996           By /s/ JOHN M. MURRAY
                                              -------------------------------
                                                     JOHN M. MURRAY
                                                     Vice President -
                                                     Finance and Treasurer



Dated:            October 4, 1996           By /s/ JAMES J. TANOUS
                                              -------------------------------
                                                     JAMES J. TANOUS
                                                     Secretary



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